Exhibit 99.1


Media Relations                                                  Celanese [LOGO]


                                                           Celanese Corporation
Press Information                                          1601 West LBJ Freeway
                                                           Dallas, TX 75234
                                                           U.S.A.


Celanese Corporation Declares Cash and Stock Dividends to
Holders of Series B Common Stock

        DALLAS, March 9, 2005 -- In accordance with its previously disclosed intentions, Celanese Corporation (NYSE:CE) announced that its Board of Directors yesterday declared a special cash dividend and special stock dividend to the holders of its Series B common stock of record as of March 8, 2005. The cash dividend, in the amount of $803,594,144.00, is payable on April 7, 2005. The stock dividend of 7,500,000 shares of the company's Series A common stock is payable on March 9, 2005 and was triggered by the expiration of the underwriters' over-allotment option, which was not exercised.

        The special cash dividend and the special stock dividend were declared in accordance with terms of the company's Second Amended and Restated Certificate of Incorporation as described in the company's registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with the company's IPO on January 21, 2005.

        Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals with 2004 sales of $5 billion. Based in Dallas, Texas, the company holds #1 or #2 market positions in products comprising the majority of its sales and has four major businesses: Chemicals Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has 29 production plants, with major operations in North America, Europe and Asia. For more information, please visit the company's web site at www.celanese.com.

Media Contacts:
U.S.A -- Vance Meyer, Vance.Meyer@celanese.com
Phone (972) 443 4847, Fax (972) 443 8519

Europe -- Michael Kraft, M.Kraft@celanese.com
Phone 49 (0)69-305-14072, Fax 49 (0)69 305 36787

Investor Relations Contact:
Andrea Stine, A.Stine@celanese.com
Phone (908) 901 4504, Fax (908) 901 4805